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                               Wayne Bancorp, Inc.
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                (Name of Registrant as Specified in Its Charter)

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



                            WAYNE BANCORP LETTERHEAD


                                                                  March 12, 1998


                             ANNUAL MEETING MARCH 24
                                PLEASE VOTE TODAY


Dear Fellow Shareholder:

         Your Company's annual meeting is rapidly approaching on Tuesday, March 24, and each of us want to thank all of our shareholders for their continuing strong support. Your loyalty and resolve are deeply appreciated.

         Because your vote is important to the future of Wayne Bancorp and your investment, we are writing again to ask for your support. We believe your choice is clear. We urge you to reject Lawrence Seidman, whose past record includes violations of federal banking laws and federal securities laws. Instead, we urge you to support all of your Board's nominees nominees with a proven record of success who are dedicated to enhancing the value of your investment. Regardless of the size of your investment your vote is important. Please demonstrate your support by signing, dating and mailing your WHITE proxy.

                       WAYNE BANCORP'S RECORD OF SUCCESS -
                          OUTSTANDING STOCK PERFORMANCE

         While your Company's many achievements met or exceeded its goals, there is one specific accomplishment of which your Board of Directors is particularly proud. As depicted below, your Company's stock price performance relative to the S&P 5001 has been outstanding. Take a close look at the following chart. We are confident you will agree that we are meeting our commitment to maximize the value of your investment in Wayne Bancorp.






                                 [Graph Omitted]


--------
1        On March 3, 1998 Wayne's stock closed at $25 3/4.

         And, we intend to keep meeting our commitment to maximize the value of your investment. Mr. Seidman wants you to believe we are opposed to positive change and that we are unwilling to explore various opportunities, including possible combinations with other financial institutions.

         For the record, nothing could be further from the truth. We have not foreclosed any option to achieve our goal, including considering any and all proposals for merger transactions or business combinations with other financial institutions, if and when they make sense for all of our shareholders. Our loyalty is to you, and we are committed to further enhancing the value of your investment both in the short and long term.

                       WAYNE BANCORP'S RECORD OF SUCCESS -
                     FAVORABLE PERFORMANCE COMPARED TO PEERS

         Despite the strong performance of your stock (which Seidman admits he is happy with), Mr. Seidman has criticized your Company's financial performance based, in large part, on unfair comparisons which are not indicative of your Company's actual performance.

         The fact is that since Wayne Bancorp's conversion to a stock institution in June of 1996, your Company's financial performance is favorable to its peer group of recently converted thrifts (converted to public ownership from 4/1/96 through 9/30/96). Take a look at the facts:


                                       TOTAL   NET INCOME     EPS      EPS     RETURN ON AVG.
INSTITUTION                           ASSETS1    (LTM)1      (LTM)1   (MRQ)1   EQUITY (MRQ)1
-----------                           -------    ------      ------   ------   -------------

Westwood Homestead Fin. Corp.        $134,259   $    883   $   0.33    N/A          2.23%

Peoples Financial Corp.                82,864        684       0.49$   0.09         3.27

Prestige Bancorp Inc.                 143,263        784       0.92    0.16         5.12

Wayne Bancorp Inc.                    267,285      2,147       1.08    0.25         6.01

Catskill Financial Corp.              294,656      3,799       0.85    0.22         5.24

Yonkers Financial Corp.               331,802      3,093       1.09    0.26         7.11

Green Street Financial Corp.          179,700      2,826       0.68    0.17         4.48

AMB Financial Corp.                   100,003      1,023       1.10    0.16         6.83

1st Bergen Bancorp                    284,739      2,026       0.73    0.18         4.94

Pittsburgh Home Financial Corp.       299,669      2,111       1.14    0.26         7.53
                                     --------   --------      -----   -----         ----

Average                              $211,784   $  1,938   $   0.84   $0.19         5.28%


--------
1 LTM-Last Twelve Months. MRQ-Most Recent Quarter. The source of the provided figures is an independent publication, SNL. Information provided is as of 9/30/97. The Company has not sought, nor will it seek authority to reprint the above information.

         Because Mr. Seidman is unable to refute the facts, he insists on comparing Wayne's performance to that of Ramapo Financial, a commercial bank. To some degree, it's like comparing apples to oranges. Despite Mr. Seidman's unfounded and inaccurate criticisms, we thought you would be interested in the following:

                                               NEW LOANS AND COMMITMENTS
                                                      DURING 1997
                                               -------------------------
                  Wayne Bancorp.                      $72,000,000
                  Ramapo Financial Corp.              $40,000,000

         We think your choice is clear. Support your Board's Nominees by signing, dating and mailing your WHITE proxy.

                       SEIDMAN HAS VIOLATED THE STANDSTILL
                      AGREEMENT HE SIGNED WITH YOUR COMPANY

         In our last letter to shareholders, we told you about Mr. Seidman's background and asked you to decide if you should elect him to a position of trust on your Board of Directors. Shareholders should also know that Mr. Seidman has in our view intentionally violated the standstill agreement he signed with your Company in 1997.

         Last year Mr. Seidman threatened your Board with a proxy contest. In an effort to avoid a costly and disruptive proxy fight, only months after becoming publicly owned - in February, 1997 we entered into a standstill agreement with Seidman and his associates. Pursuant to the standstill agreement, your Board agreed to nominate Dennis Pollack, Seidman's handpicked representative, to a three-year term, and Seidman and his group agreed to vote in favor of the Company's benefit plans. Since signing the plan, Seidman has, in our opinion, intentionally violated its provisions. Look at the facts:

THE AGREEMENT - Seidman and his group agreed not acquire any additional shares of Wayne Bancorp that would cause his ownership to exceed 10%.

THE VIOLATION - On May 27, 1997, Mr. Seidman attempted to violate the agreement by filing an application with the regulators for permission to own up to 25% of Wayne Bancorp's stock.

THE AGREEMENT - Seidman and his group agreed not to seek to influence or control the Company or its management, business, policies or affairs.

THE VIOLATION - Seidman is seeking to influence and control the company by approaching other financial institutions about buying Wayne Bancorp and running for director on the platform that the best course of action is to sell the Company.

         Your Board of Directors has carefully considered Mr. Seidman's background and what we believe are his intentional violations of the agreement between Seidman and your Company. Ask yourself if you can rely on Mr. Seidman to represent your best interests and the interests of all Wayne Bancorp shareholders. We believe the answer is clear and we urge you to not sign any card which Seidman may send to you, not even as a vote of protest.

         Finally, we want to set the record straight regarding Seidman's unfounded criticism regarding our recently announced Mountain Ridge Estates joint venture. Seidman wants you to believe that the joint venture is a "giant step backwards" and "a return to an activity that proved a complete disaster for thrifts in the early 1990's." In fact Seidman's handpicked representative Dennis Pollack voted FOR the project. Do not be fooled by Seidman's baseless, inflammatory and misleading rhetoric. Once again, here are the facts:

FACT - The project calls for the construction and marketing of only 14 single family homes in partnership with an accomplished builder and developer who possesses 30 years of successful construction company experience.

FACT - Wayne matched McCoobery Construction Company's capital contribution of $250,000 to this project which is approximately seven tenths of one percent (.007%) of your Company's total assets (as of 12/31/97). You should also know that any additional funding will be in the form of secured loans.

         We firmly believe that this project provides your Company with an excellent opportunity to capitalize on, and profit from, the strong and vibrant local real estate market. Though relatively small in size, we believe that the project is a positive step forward. We urge you not to be fooled by Seidman's rhetoric and what we view as his attempt to distort the facts.

                              --------------------

         We have entered 1998 with a high degree of optimism, dedicated to further enhancing the value of your investment. Our strategic plan includes continued expansion of commercial lending activities, branch office growth and introduction of new products and innovative services. We are confident that our activities on your behalf will continue your Company's transformation into an even more profitable, multifaceted community bank. With your support, we will succeed.

         We urge you to demonstrate your support by signing, dating and mailing the enclosed WHITE proxy. Your vote is important, so pleas act today.

         Thank you for your continued support.

                             Sincerely,


/s/ Harold P. Cook, III   /s/ Johnanna O'Connell    /s/ William J. Lloyd
-----------------------       ---------------------     ----------------
Harold P. Cook, III           Johanna O'Connell         William J. Lloyd
Chairman of the Board         President and Director    Director
   and CEO



/s/ David M. Collins      /s/ Thomas D. Collins     /s/ Nicholas S. Gentile, Jr.
-----------------------       ---------------------     ----------------
David M. Collins              Thomas D. Collins         Nicholas S. Gentile, Jr.
Director                      Director                  Director


/s/ Ronald Higgins        /s/ Richard Len           /s/ Charles A. Lota
-----------------------       ---------------------     ----------------
Ronald Higgins                Richard Len               Charles A. Lota
Director                      Director                  Director



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                                    IMPORTANT

         Your vote is important. Regardless of the number of shares of Wayne Bancorp common stock you own, please sign, date and mail your WHITE proxy card. Please act toady. And, please discard all cards you may receive from Mr. Seidman or his group.

         If you own  shares in the name of a  brokerage  firm or bank  nominees, only it can vote your shares and only after receiving your specific instructions. Please call your broker/banker and instruct him/her to execute a WHITE proxy card on your behalf. You should also promptly sign, date and mail your WHITE proxy card when you receive it from your broker/banker. Please do so for each separate account you maintain. Please return your WHITE proxy card immediately to ensure that your vote is counted.

         If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-628-8510.
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